Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of Pernix Therapeutics Holdings, Inc., and to the incorporation by reference therein of (i) our report dated March 17, 2014, with respect to the consolidated financial statements and the effectiveness of internal controls over financial reporting of Pernix Therapeutics Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, and (ii) our report dated October 8, 2014 with respect to the Statement of Assets Acquired (audited) of the Treximet® product line as of August 20, 2014, included in its Current Report on Form 8-K/A dated August 19, 2014, each filed with the Securities and Exchange Commission.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
November 7, 2014